===================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
--------------------------------------------------------------------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
               PURSUANT TO SECTION 12(b) or (g) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
--------------------------------------------------------------------------------

                                HSBC Holdings plc
             (Exact Name of Registrant as Specified in its Charter)

          England and Wales                               98-0209906
     (State or Other Jurisdiction                      (I.R.S. Employer
         of Incorporation or                          Identification No.)
            Organization)


                                HSBC Holdings plc
                                 8 Canada Square
                                 London E14 5QH
                    (Address of Principal Executive Offices)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:


        Title of each class                   Name of each exchange on which
        to be so registered                   each class is to be registered
------------------------------------         ---------------------------------
$1,400,000,000 5.25% Subordinated            New York Stock Exchange
Notes due 2012



Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
--------------------------------------------------------------------------------
                                (Title of Class)


               ===================================================

Item 1.           Description of Registrant's Securities to be Registered.

         The description of the securities to be registered that appears on pages S-4 through S-5 (under "Description of Notes"), pages S-6 through S-8 (under "Taxation"), pages 8 through 21 (under "Description of Subordinate Debt Securities") and pages 36 through 43 (under "Taxation") of the prospectus dated November 26, 2002 as supplemented by the prospectus supplement dated December 5, 2002 relating to the securities, each as first filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, is hereby incorporated by reference in answer to this Item 1, and such pages are appended hereto as Annex A.

Item 2.           Exhibits.

The following exhibits shall be, or have been, filed with the New York Stock Exchange, Inc. or the Securities and Exchange Commission:

1. Indenture between HSBC Holdings plc. and The Bank of New York (incorporated herein by reference to the Report of Foreign Private Issuer on Form 6-K dated December 23, 2002).

2. Subordinated Note (global registered form) (incorporated herein by reference to the Report of Foreign Private Issuer on Form 6-K dated December 23, 2002).

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            Registrant: HSBC Holdings plc

                                            By  /s/ Douglas Flint
                                                --------------------------------
                                            Name:   Douglas Flint
                                            Title:  Group Finance Director



Date 13 January 2003
     -----------------------

                                     ANNEX A

                              DESCRIPTION OF NOTES

         This section outlines the specific financial and legal terms of the notes that are more generally described under "Description of Subordinated Debt Securities" beginning on page 8 of the prospectus that is attached to this prospectus supplement. If anything described in this section is inconsistent with the terms described under "Description of Subordinated Debt Securities" in the attached prospectus, the terms described below shall prevail.

            o      Title: 5.25% Subordinated Notes due December 12, 2012.

            o      Total principal amount being issued: $1,400,000,000.

            o      Issuance date: December 12, 2002.

            o      Due date for principal: December 12, 2012.

            o      Interest rate: 5.25% per annum.

            o      Date interest starts accruing:  December 12, 2002.

            o      Interest due dates: Every June 12 and December 12.

            If we do not make a payment with respect to any notes on any relevant payment date, our obligations to make such payment will be deferred until (and the payment will not be due and payable until):

            o in the case of a payment of interest, the date on which a dividend is paid on any class of our share capital; and

            o in the case of a payment of principal, the first business day after the date that falls six months after the original payment date.

            Failure by us to make any such payment prior to such deferred date will not constitute a default by us or allow any holder to sue us for such payment or take any other action. Each payment so deferred will accrue interest at the rate of 5.25%. Any payment so deferred will not be treated as due for any purpose (including, without limitation, for the purpose of ascertaining whether or not an event of default has occurred) until the relevant deferred date.

            o      First interest due date: June 12, 2003.

            o      Denomination and currency for payments: Dollars.

            o      Regular Record Date: 15 days prior to each Interest Payment
                   Date.

            o      Discount Debt Securities: No.

            o      Solvency Condition: No.

            o      Indexed Securities: No.

            o Ranking: The rights of holders of the notes will, in the event of our winding up, be subordinated in right of payment to claims of our depositors and all our other creditors other than claims which are by their terms, or are expressed to be, subordinated to the notes (including any undated debt securities). The subordination provisions of the dated indenture, to which the notes are subject, are governed by English law.

                   Holders of the notes and the trustee, by their acceptance of the notes, will be deemed to have waived any right of set-off or counterclaim that they might otherwise have.

            o      Convertible or Exchangeable: No.

            o Payment of additional amounts: We will pay additional amounts in respect of the notes described under "Description of Subordinated Debt Securities -- Additional Amounts" on page 13 of the attached prospectus.

            o Form of notes: The notes will be issued in the form of one or more global Registered Securities registered in the name of the nominee for The Depositary Trust Company, which will constitute the Depositary for the purposes of the dated indenture.

            o      Trading through DTC, Clearstream, Luxembourg and Euroclear:
                   Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Banking, societe anonyme, in Luxembourg ("Clearstream, Luxembourg"), customers and/or Euroclear Banks S.A./N.V. ("Euroclear") participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

            o Listing: Application will be made to list the notes on the New York Stock Exchange in accordance with its rules.

            o Redemption: The notes are not redeemable, except as described under "Description of Subordinated Debt
                   Securities--Redemption" on page 14 of the attached prospectus. The provisions for optional tax redemption described therein will apply to changes in tax treatment occurring after the issuance date. At maturity, the notes will be repaid at par.

            o      Sinking fund: There is no sinking fund.

            o Trustee: We will issue the notes under an indenture with The Bank of New York, as trustee, to be entered into on or before the issuance date, which is referred to on page 8 of the attached prospectus.

            o      Net proceeds: The net proceeds will be $1,389,732,200.

            o Governing law and jurisdiction: Except as described above in "--Ranking", the indenture and the notes are governed by New York law. Any legal proceedings arising out of or based upon the indenture or the notes may be instituted in any state or federal court in the Borough of Manhattan in New York City, New York.


                                    TAXATION

         This section discusses the material US federal income tax and UK tax consequences of the ownership of the debt securities by an eligible US Holder (as that term is defined in the attached prospectus). This section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor. We have assumed that you are familiar with the tax rules applicable to investments in securities generally and with any special rules to which you may be subject. In particular, this discussion applies to investors that hold debt securities beneficially as capital assets and does not address the tax treatment of investors that are subject to special rules, such as banks, insurance companies, dealers in securities or currencies, persons that control (directly or indirectly) 10 percent or more of our voting stock or who are otherwise connected with us for the purposes of the UK Income and Corporation Tax Acts, persons that elect mark-to-market treatment, persons that hold debt securities as a position in a straddle, conversion transaction, synthetic security, or other integrated financial transaction, and persons whose functional currency is not the US dollar.

         The statements regarding US and UK tax laws and administrative practices set forth below are based on the laws in force on the date of this prospectus supplement. These laws and practices are subject to change without notice. You should consult your own adviser as to the tax consequences of the purchase, ownership and disposition of debt securities in light of your particular circumstances, including the effect of any state, local or other national laws.

UK Taxation

Payments of Interest. Payments of interest on a note should be exempt from withholding or deduction for or on account of UK tax under the provisions of UK tax law relating to "quoted Eurobonds" provided that the debt securities are listed on a "recognised stock exchange" within the meaning of section 841 of the Income and Corporation Taxes Act 1988. The New York Stock Exchange and the London Stock Exchange are currently recognised for these purposes. Accordingly, interest payments made on the debt securities, whether in global or definitive form, will be payable without withholding or deduction for or on account of UK income tax provided the debt securities are listed on a "recognised stock exchange".

         In other cases, and in particular if the note is not listed on a "recognised stock exchange", interest would be paid after deduction of UK income tax at the rate, currently, of 20 per cent, although if you are an Eligible US Holder you should normally be eligible to recover in full any UK tax withheld from payments of interest to which you are beneficially entitled by making a claim under the Treaty. Alternatively, you may make such a claim in advance of a payment of interest whereupon the Inland Revenue may, if it accepts the claim, authorise subsequent payments to be made to you without withholding of UK income tax. Claims for repayment must be made within six years of the end of the UK year of assessment (generally April 5 in each year) to which the income relates and must be accompanied by the original statement showing the amount of income tax deducted that was provided by us (or any nominee holding the note on your behalf) when the interest payment was made.

         Payments of interest on a note will constitute UK source income for UK tax purposes and, as such, remain subject to UK income tax by direct assessment even though paid without deduction of any UK withholding tax. An Eligible US Holder should not be subject to such income tax. Moreover, interest with a UK source which is received without deduction or withholding on account of UK tax will not be chargeable to UK tax in the hands of a holder of a note (other than certain trustees) who is not UK resident for tax purposes unless that holder carries on a trade, profession or vocation in the UK through a UK branch or agency in connection with which the interest is received or to which the note is attributable. Furthermore, there are exemptions for interest received through certain categories of UK agent (such as some brokers and investment managers).

         As indicated under "Description of Subordinated Debt Securities--Redemption" on page 14 of the attached prospectus, we will be entitled to redeem debt securities in certain circumstances in the event that the payment of interest on such debt securities would be treated as a distribution for UK tax purposes. Payments of interest on a note will not normally be treated as distributions for UK tax purposes, provided that (i) the note is not at the time of payment held by a company which is not resident in the United Kingdom for UK tax purposes and which is either a subsidiary undertaking of ours or is put in funds (directly or indirectly) by us or such a subsidiary undertaking, (ii) the interest or other consideration given by us for the use of the principal secured by the note does not represent more than a reasonable commercial return for the use of that principal or (iii) any interest or other payment in respect of the note is not to any extent dependent on the results of our business or any part of it.

Purchase, Sale and Retirement of Debt Securities. You will not be liable for UK taxation on capital gains realised on the sale or other disposal or redemption or conversion of a note unless you carry on a trade, profession or vocation in the United Kingdom through a branch or agency and such note is or has been used or acquired for the purpose of such trade, profession or vocation, or such branch or agency.

         Under the UK loan relationships legislation, certain corporate investors holding bonds (such as debt securities) will be charged to tax, as income, depending on their "authorised" accounting method, on any accruing premium, discount or gain as well as accruing interest during the period of ownership. If you are an individual you will not be taxed under these provisions and if you are not a corporation which is a UK resident for tax purposes you will not be subject to this legislation unless you are carrying on a trade or business through a branch or agency in the UK and you hold the bonds in connection with such trade or business. This legislation should, therefore, not apply to you as an Eligible US Holder.

UK Stamp Taxes in Relation to Debt Securities. No United Kingdom Stamp Duty or Stamp Duty Reserve Tax is payable on the issue or the transfer of the note.

Proposed EU Withholding Tax Directive. The European Union is currently considering proposals for a new directive regarding the taxation of savings income. According to the most recently available information, it is proposed that, subject to a number of important conditions being met, member states will be required to provide to the tax authorities of other member states details of payments of interest or other similar income paid by a paying agent within its jurisdiction to an individual resident in that other member state, subject to the right of certain member states, namely Luxembourg, Belgium and Austria, to opt instead for a withholding tax for a transitional period in relation to such payments. The transitional period will be for 7 years, and the withholding tax will be 15% for the first three years and 20% for the remaining time. The withholding tax paid by the recipient of the savings income will be credited by the member state of residence of the individual against its tax liability in that state, and any tax in excess of that liability will be repaid to the individual. The proposals are not yet final, and they may be subject to further amendment and/or clarification.

UK Inheritance Tax in Relation to Debt Securities. A note held by an individual whose domicile is determined to be the United States for purposes of the Estate Tax Treaty (as that term is defined in the attached prospectus) and who is not for such purposes a national of the United Kingdom will not, provided any US federal estate or gift tax chargeable has been paid, be subject to UK inheritance tax on the individual's death or on a lifetime transfer of the note except in certain cases where the note (i) is comprised in a settlement (unless, at the time of the settlement, the settlor was domiciled in the United States and was not a national of the United Kingdom), (ii) is part of the business property of a UK permanent establishment of an enterprise, or (iii) pertains to a UK fixed base of an individual used for the performance of independent personal services. In such cases, the Estate Tax Treaty generally provides a credit against US federal tax liability for the amount of any tax paid in the United Kingdom in a case where the note is subject both to UK inheritance tax and to US federal estate or gift tax.

US Taxation

         In general, a United States person who holds the bonds or owns a beneficial interest in the bonds will be subject to United States federal taxation. You are a United States person for U.S. federal income tax purposes if you are:

            o a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction,o a corporation, partnership or other entity organized under the laws of the United States or any political subdivision,

            o an estate, the income of which is subject to United States federal income taxation regardless of its source or

            o a trust if (i) a United States court is able to exercise primary supervision over the trust's administration and (ii) one or more United States persons have the authority to control all of the trust's substantial decisions.

         If you are a United States person, the interest you receive on the bonds will generally be subject to United States taxation and will be considered ordinary interest income. Under current United States federal income tax law, if you are not a United States person, the interest payments that you receive on the bonds generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below) of the United States Internal Revenue Service to establish that you are not a United States person.

         Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest payments you receive if:

            o you are an insurance company carrying on a United States insurance business, within the meaning of the United States Internal Revenue Code of 1986, or

            o you have an office or other fixed place of business in the United States that receives the interest and you earn the interest in the course of operating (i) a banking, financing or similar business in the United States or (ii) a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

Purchase, Sale and Retirement of Debt Securities. Your basis in a note for US federal income tax purposes generally will equal the cost of such note to you. Upon the sale, exchange or retirement of a note, United States persons generally will recognise gain or loss equal to the difference between the amount realised on the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and their tax basis in the note. If a United States person receives foreign currency in respect of the sale, exchange or retirement of a note, the amount realised generally will be the US dollar value of the foreign currency received, calculated at the exchange rate in effect at the time of the sale, exchange or retirement. Any gain or loss that a United States person recognises on the sale, exchange or retirement of a note generally will be long-term capital gain or loss if such United States person has held the note for more than one year at the time of disposition. If you are an individual holder, the net amount of long-term capital gain generally will be subject to taxation at a maximum rate of 20 percent. Your ability to offset capital losses against ordinary income is limited.

         If you are not a United States person, any gain you realize on a sale or exchange of the bonds generally will be exempt from United States federal income tax, including withholding tax, unless:

            o your gain is effectively connected with your conduct of a trade or business in the United States or

            o you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

US Information Reporting and Backup Withholding. The paying agent will be required to file information returns with the IRS with respect to payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the bonds. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.


                   DESCRIPTION OF SUBORDINATED DEBT SECURITIES

         Debt securities offered through this prospectus will be issued under one of two indentures to be entered into between HSBC Holdings, as issuer, and The Bank of New York, as trustee. The dated debt securities will be issued under the indenture for dated debt securities and the undated securities will be issued under the indenture for undated debt securities. The following summary of certain provisions of the debt securities and the indentures and any such summary in any prospectus supplement do not purport to be complete and are subject to and are qualified by reference to, all the provisions of the debt securities and the relevant indenture. Defined terms used in this section but not otherwise defined in this prospectus have the meanings assigned to them in the relevant indenture.

General

         The indentures do not limit the amount of debt securities that we may issue under them and provide that we may issue debt securities from time to time in one or more series.

         The debt securities will be our direct and unsecured subordinated obligations. The debt securities of each series will rank pari passu among themselves, without any preference one over the other by reason of the date they were issued or otherwise.

         Please refer to the prospectus supplement relating to the particular series of debt securities offered through this prospectus for the following terms, where applicable, of the debt securities:

            o whether such debt securities will be dated debt securities with a specified maturity date or undated debt securities with no specified maturity date;

            o      the title and series of such debt securities;

            o the aggregate principal amount of such debt securities, and the limit, if any, on the aggregate principal amount of the debt securities of that series that may be issued under the relevant indenture;

            o the issue date or dates and the maturity date or dates, if any;

            o the rate or rates, at which such debt securities will bear interest or the method by which interest will be determined, and the dates and mechanics of payment of interest, including record dates;

            o      any optional redemption terms;

            o whether such debt securities, if dated, are to be issued as discount securities and the terms and conditions of any such discount securities;

            o the place or places where any principal, premium or interest in respect of debt securities of the series shall be payable;

            o whether payments are subject to a condition that we are able to make such payment and remain able to pay our debts as they fall due and our assets continue to exceed our liabilities (other than subordinated liabilities), or a solvency condition;

            o whether there are any other conditions to which payments with respect to such debt securities are subject;

            o provisions, if any, for the discharge and defeasance of such dated debt securities;

            o      the form in which such debt securities are to be issued;

            o if other than in authorised denominations, the denominations in which such debt securities will be issuable;

            o if other than the principal amount thereof, the portion of the principal amount of debt securities of the series that shall be payable upon declaration of acceleration of the payment of such principal pursuant to the relevant indenture;

            o the currency in which such debt securities are to be denominated;

            o the currency in which payments on such debt securities will be made;

            o if payments on debt securities may be made in a currency other than US dollars, or a foreign currency or a foreign currency other than the foreign currency in which such debt securities are denominated or stated to be payable, the periods within which and the terms and conditions upon which such election may be made and the time and manner of determining the relevant exchange rate;

            o whether any debt securities of the series are to be issued as indexed securities and, if so the manner in which the principal of (and premium, if any, on) or interest thereon shall be determined and the amount payable upon acceleration under the relevant indenture and any other terms in respect thereof;

            o any restrictive covenants provided for with respect to such debt securities;

            o      any other events of default;

            o provisions, if any, for the exchange or conversion of such debt securities; and

            o      any other terms of the series.

         Dated debt securities of any series may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates, may be redeemable at a premium, or may be otherwise designated by us as issued with original issue discount. We will discuss certain tax considerations that may be relevant to holders of such discount securities, undated or perpetual debt securities and debt securities providing for indexed, contingent or variable payments or payments in a currency other than the currency in which such debt securities are denominated in the prospectus supplement relating to such securities.

         Debt securities and any coupons relating to such debt securities will become void unless presented for payment within ten years with respect to a payment of principal and premium, if any, and five years with respect to a payment of interest. All monies paid by us to a paying agent or the trustee for the payment of principal of (and premium, if any, on) or any interest on any debt security that remain unclaimed at the end of two years after such principal, premium, or interest shall have become due and payable will be repaid to us, and the holder of such debt security must look to us for payment thereof.

Form, Settlement and Clearance

         General. Unless otherwise indicated in the applicable prospectus supplement, debt securities of a series will be issued only as a global security in bearer form and will be payable only in US dollars and title to this global security will pass by delivery. The form of the debt securities is described below, and references in this description to debt securities shall be to debt securities of such series and references to the global security and book-entry debt securities will be to the related global security and related book-entry debt securities.

         The global security will be deposited on issue with a book-entry depositary, as appointed from time to time, which will hold the global security for the benefit of The Depository Trust Company or its nominee ("DTC") and its participants pursuant to the terms of a debt security deposit agreement among us, the book-entry depositary and the holders and beneficial owners from time to time of book-entry debt securities. Pursuant to the debt security deposit agreement, the book-entry depositary will issue one or more certificateless depositary interests which together will represent a 100 per cent interest in the underlying global security. These book-entry debt securities will be issued to DTC, which will operate a book-entry system for the book-entry debt securities.

         Ownership of interests in the book-entry debt securities will be limited to persons that have accounts with DTC or persons that hold interests through such DTC participants. Ownership of book-entry debt securities will be shown on, and the transfer of such book-entry debt securities will be effected only through, records maintained by DTC and its participants. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability of such purchasers to own, transfer or pledge book-entry debt securities or interests therein.

         As long as the book-entry depositary is the holder of the global security, the book-entry depositary or its nominee will be considered the sole holder of such global security for all purposes under the relevant indenture. Accordingly, each person owning an interest in a book-entry debt security must rely on the procedures of the book-entry depositary and DTC and on the procedures of the DTC Participant through which such person owns its interest to exercise any rights and obligations of a holder under the relevant indenture or the Deposit Agreement. See "--Action by Holders of Debt Securities".

         DTC has advised us that: DTC is a limited-purpose trust company organised under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerised book-entry changes in participants' accounts thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organisations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

         Payments on the Global Debt Security. Payments of any amounts in respect of the global security will be made through a paying agent to the book-entry depositary. The book-entry depositary will pay this amount to DTC, which will distribute such payments to its Participants. All such payments will be distributed without deduction or withholding for any UK taxes or other governmental charges, or if any such deduction or withholding is required to be made under the provisions of any applicable UK law or regulation, then, except as described under "Additional Amounts," such additional amounts will be paid as may be necessary in order that the net amounts received by any holder of the global security and by the owners of book-entry debt securities, after such deduction or withholding, will equal the net amounts that such holder and owners would have otherwise received in respect of the global security or book-entry debt securities, as the case may be, if such deduction or withholding had not been made. DTC, upon receipt of any such payment, will immediately credit participants' accounts with payments in amounts proportionate to their respective ownership of book-entry debt securities, as shown on the records of DTC. We expect that payments by participants to owners of book-entry debt securities held through such participants will be governed by standing customer instructions and customary practices and will be the responsibility of such participants.

         None of us, the trustee, the book-entry depositary or any their agents will have any responsibility or liability for any aspect of the records relating to or payments made by DTC on account of a participant's ownership of interests in the book-entry debt securities or for maintaining, supervising or reviewing any records relating to a participant's interests in book-entry debt securities.

         Redemption. In the event the global security (or any portion thereof) is redeemed, the book-entry depositary will redeem, from the amount received by it in respect of the redemption of the global security, an equal amount of the book-entry debt securities. The redemption price payable in connection with the redemption of book-entry debt securities will be equal to the amount received by the book-entry depositary in connection with the redemption of the global security (or any part of a global security).

         Action by Holders of Debt Securities. We understand that under existing industry practices, if we request any action of holders of debt securities or if an owner of a book-entry debt security desires to give or take any action that a holder is entitled to give or take under the relevant indenture or the owner of a book-entry debt security is entitled to give or take under the deposit agreement, DTC would authorise the participants owning the relevant book-entry debt securities to give or take such action, and such participants would authorise indirect participants to give or take such action or would otherwise act upon the instructions of owners holding through them.

         As soon as practicable after receipt by the book-entry depositary of notice of any solicitation of consents or request for a waiver or other action by the holders of debt securities, the book-entry depositary will mail to DTC a notice containing

            o such information as is contained in the notice received from us;

            o a statement that at the close of business on a specified record date DTC will be entitled, subject to the provisions of or governing the relevant book-entry debt security or debt securities, to instruct the book-entry depositary as to the consent, waiver or other action, if any, pertaining to the debt securities; and

            o a statement as to the manner in which such instructions may be given.

         Upon the written request of DTC, the book-entry depositary shall endeavor to take such action regarding the requested consent, waiver or other action in respect of the debt securities in accordance with any instructions set forth in such request. DTC is expected to follow the procedures described above with respect to soliciting instructions from its participants. The book-entry depositary will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the debt security deposit agreement, the DTC agreement or the indenture.

         Reports. The book-entry depositary will as promptly as practicable send to DTC a copy of any notices, reports and other communications received by it as holder of the debt securities from us or the trustee.

         Amendment and Termination. The debt security deposit agreement may be amended by agreement between us and the book-entry depositary and the consent of DTC or the owners of book-entry debt securities shall not be required in connection with any amendment to the debt security deposit agreement

            o to cure any ambiguity, omission, defect or inconsistency in the debt security deposit agreement;

            o to add to our covenants and agreements or those of the book-entry depositary;

            o to evidence or effect the assignment of the book-entry depositary's rights and duties to a qualified successor;

            o to comply with the US Securities Act of 1933, as amended, the Exchange Act, the US Investment Company Act of 1940, as amended, the Trust Indenture Act of 1940 or any other applicable law, rule or regulation; and

            o to modify, alter, amend or supplement the debt security deposit agreement in any other manner that is not adverse to DTC or the beneficial owners of book-entry debt securities.

         No amendment that adversely affects DTC may be made to the debt security deposit agreement without the consent of DTC.

         If we issue definitive debt securities in exchange for the entire global security, the book-entry depositary will surrender the global security against receipt of the definitive debt securities, distribute the definitive debt securities to the persons and in the amounts as specified by DTC and the debt security deposit agreement will terminate with respect to such series of debt securities. The debt security deposit agreement may also be terminated upon the resignation of the book-entry depositary if no successor has been appointed within 90 days as set forth under "--Resignation of Book-Entry Depositary" below. Any definitive debt securities will be issued in accordance with the provisions described under "--Definitive Debt Securities" below.

         Resignation of Book-Entry Depositary. The book-entry depositary may at any time resign. If a successor depositary is appointed in accordance with the debt security deposit agreement, upon our request or request of the successor, the retiring book-entry depositary must, subject to certain conditions, deliver the global security to that successor. If no such successor has so agreed within 90 days, the book-entry depositary may petition court for the appointment of a successor unless definitive debt securities have been issued in accordance with the relevant indenture, DTC or the depositary.

         Settlement. Initial settlement for the debt securities and settlement of any secondary market trades in the debt securities will be made in same-day funds. The book-entry debt securities will settle in DTC's Same-Day Funds Settlement System.

         Definitive Debt Securities. Owners of interests in the book-entry debt securities or debt securities will be entitled to receive definitive debt securities in registered form in respect of such interest if (1) (i) DTC notifies the book-entry depositary or the book-entry depositary notifies us in writing that it is unwilling to or unable to continue as a depositary for the book-entry debt securities of such series or the debt securities, as the case may be, or (ii) if at any time DTC ceases to be eligible as a "clearing agency" registered under the Exchange Act or we become aware of such ineligibility and, in either case, a successor is not appointed by the book-entry depositary within 90 days or (2) an Event of Default has occurred and is continuing and the registrar has received a request from the book-entry depositary or DTC, as the case may be or (3) the applicable prospective supplement provides otherwise with respect to a particular series. Unless otherwise indicated in the applicable prospectus supplement, definitive debt securities will not be issued in bearer form.

         Unless otherwise indicated in the applicable prospectus supplement, definitive debt securities will be issued in denominations of $1,000 or integral multiples of $1,000 and will be issued in registered form. Such definitive debt securities shall be registered in the name or names of such person or persons as the book-entry depositary shall notify the trustee based on the instructions of DTC.

Payments

         Any payments of interest and, in the case of dated debt securities, principal and premium (if any), on any particular series of debt securities will be made on such dates and, in the case of payments of interest, at such rate or rates, as are set forth in, or as are determined by the method of calculation described in, the prospectus supplement relating to the debt securities of such series.

         Dated Debt Securities. Unless otherwise provided in a prospectus supplement relating to any series of dated debt securities, and subject also to the following paragraph, if we do not make a payment with respect to any dated debt securities on any relevant payment date, our obligation to make such payment will be deferred until (and the payment will not be due and payable until):

            o in the case of a payment of interest, the date on which a dividend is paid on any class of our share capital; and

            o in the case of a payment of principal, the first business day after the date that falls six months after the original payment date.

         Failure by us to make any such payment prior to such deferred date will not constitute a default by us or allow any holder to sue us for such payment or take any other action. Each payment so deferred will accrue interest at the rate prevailing in accordance with the terms of such series of dated debt securities immediately before the original payment date for such payment. Any payment so deferred will not be treated as due for any purpose (including, without limitation, for the purposes of ascertaining whether or not an event of default has occurred) until the relevant deferred date. The term "business day" means, with respect to any particular series of debt securities, except as may otherwise be provided in the prospectus supplement relating to such series of debt securities, a weekday that is not a day on which banking institutions are authorised or obligated by law or executive order to close in any jurisdiction in which payments with respect to such series are payable.

         Undated Debt Securities. We are not required to make payments with respect to any series of undated debt securities on any payment date specified for such payment in the prospectus supplement relating to the debt securities of such series. Failure to make any such payment on any such payment date will not constitute a default by us for any purpose. Any payment not made by us in respect of any series of undated debt securities on any applicable Payment Date, together with any other unpaid payments, will, so long as they remain unpaid, constitute "missed payments" and will accumulate until paid. Missed payments will not bear interest.

         Missed payments, if any, may be paid at our option in whole or in part at any time on not less than 14 days' notice to the trustee, but all missed payments in respect of all undated debt securities of a particular series at the time outstanding will (subject to any solvency condition) become due and payable in full on whichever is the earliest of

            o the date upon which a dividend is next paid on any class of our share capital;

            o the date fixed for any redemption of such undated debt securities; and

            o      the commencement of our winding up in England.

         If we give notice of our intention to pay the whole or part of the missed payments on the undated debt securities of any series, we will be obliged, subject to any solvency condition, to do so upon the expiration of such notice. Where missed payments in respect of undated debt securities of any series are paid in part, each part payment will be deemed to be in respect of the full amount of missed payments accrued relating to the earliest payment date or consecutive payment dates in respect of such undated debt securities.

         If we are unable to make any payment on or with respect to the undated debt securities of any series because we are not able to satisfy a solvency condition, the amount of any such payment which would otherwise be payable will be available to meet our losses. In the event of our winding up, the right to claim for interest, including missed payments, and any other amount payable on such undated debt securities may be limited by applicable insolvency law.

         Computation of Interest. Except as otherwise specified in the prospectus supplement with respect to the debt securities of any series, any interest on the debt securities of each series, which is not denominated in Euro, will be computed on the basis of a 360-day year of twelve 30-day months. Interest on debt securities of each series denominated in Euro will be computed on the basis of the actual number of days in the calculation period divided by 365 (or, if any portion of that calculation period falls in a leap year, the sum of (a) the actual number of days in that portion of the calculation period falling in a leap year, divided by 366 and (b) the actual number of days in that portion of the calculation period falling in a non-leap year, divided by 365).

Subordination

         Dated Debt Securities. The rights of holders of dated debt securities will, in the event of our winding up, be subordinated in right of payment to claims of our depositors and all our other creditors other than claims which are by their terms, or are expressed to be, subordinated to the dated debt securities (including the undated debt securities). The subordination provisions of the dated indenture, and to which the dated debt securities are subject, are governed by English law.

         Holders of dated debt securities and the trustee, by their acceptance of the dated debt securities, will be deemed to have waived any right of set-off or counterclaim that they might otherwise have.

         Undated Debt Securities. The rights of holders of undated debt securities will, in the event of our winding up, be subordinated in right of payment to claims of our depositors and all our other creditors other than claims which are by their terms, or are expressed to be, subordinated to the undated debt securities. The subordination provisions of the undated indenture, and to which the undated debt securities are subject, are governed by English law. In the event of our winding up, holders of undated debt securities will be treated in the same way as they would be treated if they were holders of a class of preference shares in us; they will receive an amount equal to the principal amount of the undated subordinated debt securities of such series then outstanding together with accrued interest, if any, to the extent that a holder of such class of preference shares would receive an equivalent amount.

         Holders of undated debt securities and the trustee, by their acceptance of the undated debt securities, will be deemed to have waived any right of set-off or counterclaim that they might otherwise have.

Additional Amounts

         Unless otherwise specified in the prospectus supplement with respect to the debt securities of any series all amounts of principal of (and premium, if any, on) and interest and related deferred payments and missed payments on debt securities will be paid by us without deducting or withholding any present and future taxes, levies, imposts, duties, charges, fees, deductions, or withholdings whatsoever imposed, levied, collected, withheld or assessed by or for the account of the United Kingdom or any political subdivision or taxing authority thereof or therein, or if such deduction or withholding shall at any time be required by the United Kingdom or any such subdivision or authority, we will pay such additional amounts as may be necessary so that the net amounts paid to the holders of the debt securities or the trustee, after such deduction or withholding, shall equal the respective amounts to which the holders of the debt securities or the trustee would have been entitled had no deduction or withholding been made, provided that the foregoing will not apply to any such tax, levy, impost, duty, charge, fee, deduction or withholding which:

            o would not be payable or due but for the fact that the holder or beneficial owner of the debt securities is domiciled in, or is a national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the United Kingdom or such political subdivision, or otherwise has some connection or former connection with the United Kingdom or such political subdivision other than the holding or ownership of a debt security, or the collection of principal, premium, if any, interest and related deferred payments and missed payments on, or the enforcement of, a debt security; or

            o would not be payable or due but for the fact that the relevant debt security or coupon or other means of payment of interest or related deferred payments or missed payments in respect of debt securities (i) is presented for payment in the United Kingdom or (ii) is presented for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amount on presenting the same for payment at the close of such 30 day period; or

            o is imposed on a payment to an individual and is required to be made pursuant to any European Union directive on the taxation of savings income relating to the proposal for a directive on the taxation of savings income published by the ECOFIN Council on 13 December 2001 or otherwise implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000, or any law implementing or complying with, or introduced in order to conform to, such a directive; or

            o would not have been imposed if presentation for payment of the relevant debt securities had been made to a paying agent other than the paying agent to which the presentation was made; or

            o is imposed because of the failure to comply by the holder or the beneficial owner of the debt securities or the beneficial owner of any payment on such debt securities with a request from us addressed to the holder or the beneficial owner, including a request from us related to a claim for relief under any applicable double tax treaty:

                          (a)    to provide information concerning the
                                 nationality, residence, identity or connection with a taxing jurisdiction of the holder or the beneficial owner; or

                          (b) to make any declaration or other similar claim to satisfy any information or reporting requirement,

                   if the information or declaration is required or imposed by a statute, treaty, regulation, ruling or administrative practice of the taxing jurisdiction as a precondition to exemption from withholding or deduction of all or part of the tax, duty, assessment or other governmental charge; or

            o is imposed in respect of any estate, inheritance, gift, sale, transfer, personal property, wealth or similar tax, duty assessment or other governmental charge; or

            o      is imposed in respect any combination of the above items.

         We have agreed in each indenture that at least one paying agent for each series of debt securities will be located outside the United Kingdom. We undertake that, if the conclusions of the ECOFIN Council meeting of November 26-27, 2000 are implemented, we will ensure that we maintain a paying agent in a European Union member state that will not be obliged to withhold or deduct taxes pursuant to the European Union Directive on the taxation of savings proposed at the ECOFIN Council meeting of 26-27 November 2000 if there is at least one Member State which does not require a paying agent to withhold or deduct pursuant to such Directive.

         References in this prospectus to principal of (and premium, if any, on) and interest on debt securities shall be deemed also to refer to any additional amounts which may be payable under the foregoing provisions.

Redemption

         In addition to the redemption provisions set forth in the prospectus supplement relating to the debt securities of a series, the debt securities of any series may be redeemed, in whole but not in part, at our option, on not less than 30 nor more than 60 days' notice, at any time at a redemption price equal to the principal amount (or in the case of principal indexed debt securities, face amount) thereof (or premium, if any), together with accrued interest, if any, to the date fixed for redemption (or, in the case of discounted securities, the accreted face amount thereof, together with accrued interest, if any, or, in the case of an index-linked debt security, the amount specified in the related prospectus supplement) and any debt securities convertible into preference shares or other securities may, at our option, be converted as a whole, if, at any time, we determine that:

            (a) in making payment under such debt securities in respect of principal (or premium, if any), interest or related deferred payment or missed payment we have or will or would become obligated to pay additional amounts as provided in the relevant indenture and as described under "--Additional Amounts" above as a result of a change in or amendment to the laws of the United Kingdom or any political subdivision or taxing authority thereof or therein affecting taxation, or change in the official application or interpretation of such laws, or any change in, or in the official application or interpretation of, or execution of, or amendment to, any treaty or treaties affecting taxation to which the United Kingdom is a party, which change, amendment or execution becomes effective on or after the date of original issuance of the debt securities of such series; or

            (b) the payment of interest in respect of such debt securities would be treated as a "distribution" within the meaning of
                   Section 209 of the Income and Corporation Taxes Act 1988 of the United Kingdom (or any statutory modification or reenactment thereof for the time being) as a result of a change in or amendment to the laws of the United Kingdom or any such political subdivision or tax authority, or any change in the official application or interpretation of such laws, including a decision of any court, which change or amendment becomes effective on or after the date of original issuance of the debt securities of such series;

provided, however, that, in the case of (a) above, no notice of redemption shall be given earlier than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts were a payment in respect of such debt securities then due.

         Any redemption of the undated debt securities may be subject to one or more solvency conditions, as specified in the relevant prospectus supplement.

         We and any of our subsidiary undertakings may, in accordance with applicable law, repurchase debt securities for our or their account. Under the practices of the Financial Services Authority, (the "FSA") at the date of this prospectus, any optional tax redemption and any other optional redemption or repurchase requires the prior consent of the FSA.

Modification and Waiver

         Modifications of and amendments to the relevant indenture with respect to the debt securities may be made by us and the trustee, without the consent of the holders of the debt securities of such series for certain purposes and otherwise with the consent of the holders of a majority in principal amount (or in the case of index-linked debt securities, face amount) of the debt securities of such series then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

            o change the stated maturity of the principal of, or any installment of interest or additional amounts payable on, any dated debt security or change the terms of any undated debt security to include a stated maturity of the principal or change the payment dates for payment of additional amounts on any undated debt security;

            o reduce the principal amount (or in the case of index-linked debt securities, face amount), including the amount payable on a discount security upon the acceleration of the maturity thereof, of any interest or any related deferred payment, missed payment or the rate of interest on any of the foregoing, on or any premium payable upon redemption of, or additional amounts payable on, any debt security;

            o change the manner in which the amount of any principal, premium or interest in respect of index-linked debt securities is determined;

            o except as permitted by the relevant indenture, change our obligation to pay additional amounts;

            o reduce the amount of the principal of a discount security that would be due and payable upon an acceleration of the maturity of it;

            o change the place of payment or currency in which any payment of the principal (any premium, if any), any interest or any related deferred payment or missed payment is payable on any debt security, or the rate of interest on any of the foregoing;

            o impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

            o reduce the percentage of the aggregate principal amount (or in the case of index-linked debt securities, face amount) of the outstanding debt securities of such series, the consent of whose holders is required for any such modification or amendment, or the consent of the holders of which is required for waiver of compliance with certain provisions of the applicable indenture or waiver of certain defaults, as provided in that indenture;

            o change any of the provisions relating to modifications of and amendments to the relevant indenture, waivers of past defaults, or waivers of certain covenants except to increase the relevant percentages or to provide that certain other provisions of the relevant indenture cannot be modified or waived without the consent of all holders of affected debt securities;

            o change the terms and conditions of the preference shares or conversion securities into which undated debt securities may be convertible;

            o change any of our obligations to maintain an office or agency in the places and for the purposes required by the relevant indenture;

            o change in any manner adverse to the interests of the holders of the debt securities of such series the subordination provisions of any series of debt securities; or

            o modify or affect in any manner adverse to the interests of the holders of the debt securities of such series the terms and conditions of our obligations regarding the due and punctual payment of the principal, premium, if any, interest, any deferred payment or missed payment or the rate of interest on any of the foregoing.

         The holders of not less than a majority in principal amount (or, in the case of any principal indexed debt securities, face amount) of the outstanding debt securities of a series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the indenture before the time for such compliance. The holders of not less than a majority in aggregate principal amount (or, in the case of any principal indexed debt securities, face amount) of the outstanding debt securities of a series may, on behalf of all holders of debt securities of that series, waive any past event of default or default under the applicable indenture with respect to debt securities of that series, except a default in the payment of any principal of (or, premium, if any, on) or any installment of interest or related deferred payment or missed payment on any debt securities of that series and except a default in respect of a covenant or provision, the modification or amendment of which would require the consent of the holder of each outstanding debt security affected by it.

         In addition, material variations in the terms and conditions of debt securities of any series, including modifications relating to subordination, redemption and events of default may require the consent of the FSA.

Defaults and Event of Default

         Unless otherwise provided in a prospectus supplement, with respect to debt securities of a series, subject to certain exceptions, it shall be an event of default only if an order is made by an English court which is not successfully appealed within 30 days after the date such order was made for our winding up or an effective resolution is validly adopted by our shareholders for our winding up. If an event of default occurs and is continuing with respect to a series of debt securities, the trustee may, and if so requested by the holders of at least 25 per cent in principal amount of the outstanding debt securities of such series shall, declare the principal amount (or such other amount as is specified in the prospectus supplement) together with accrued but unpaid interest (or, in the case of discount securities, the accreted face amount, together with accrued interest, if any, or, in the case of an index-linked debt security, the amount specified in the related prospectus supplement) with respect to the debt securities of such series due and payable immediately; provided that after such declaration, but before a judgment or decree based on such declaration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of such series may (under certain circumstances) rescind and annul such declaration.

         Unless otherwise provided in a prospectus supplement with respect to any series of debt security and subject to the paragraph below relating to circumstances in which a relevant failure will not be a default, it shall be a default with respect to dated debt securities of a series if:

            o any installment of interest upon any dated debt security of such series or any related coupon is not paid when due and such failure continues for 14 days; or

            o all or any part of the principal of (or premium, if any, on) any dated debt security of such series as and when the same shall become due and payable, whether at maturity, upon redemption or otherwise, is not paid and such failure continues for 7 days;

provided that, if we do not pay any installment of interest on the pertinent interest payment date or all or any part of principal at maturity, the obligation to make such payment and such interest payment date or maturity, as the case may be, shall be deferred until (i) in the case of a payment of interest, the date on which a dividend is paid on any class of our share capital and (ii) in the case of a payment of principal, the first business day after the date that falls six months after the original payment date. Failure by us to make any such payment prior to such deferred date will not constitute a default by us or allow any holder to sue us for such payment or to take any other action. Any payment so deferred will not be treated as due for any purpose (including, without limitation, for the purposes of ascertaining whether or not a default has occurred) until the relevant deferred date.

         Unless otherwise provided in a prospectus supplement with respect to any series of debt security and subject to the paragraph below relating to circumstances in which a relevant failure will not be a default, it shall be a default with respect to undated debt securities of a series if:

            o any missed payment is not paid on or prior to any date on which a dividend is paid on any class of our share capital and such failure continues for 30 business days; or

            o all or any part of the principal of (or premium, if any, on), or any accrued but unpaid interest and any missed payments on the date fixed for redemption of such undated debt securities is not paid when due and such failure continues for 7 business days.

         If a default occurs, the trustee may institute proceedings in England (but not elsewhere) for our winding up provided that the trustee may not, upon the occurrence of a default on the debt securities, accelerate the maturity of any of the dated debt securities of the relevant series or declare the principal of (or premium, if any on) and any accrued but unpaid interest of the undated debt securities of the relevant series immediately due and payable unless an event of default has occurred and is continuing. For the purposes of determining whether or not an event of default has occurred on the undated debt securities, a payment will not be deemed to be due on any date on which a solvency condition as set out in the relevant prospectus supplement is not satisfied. However, if we fail to make the payments set out in the two bullet points above, and at such time such solvency condition is satisfied, the trustee may institute proceedings in England (but not elsewhere) for our winding up.

         Notwithstanding the foregoing, failure to make any payment in respect of a series of debt securities shall not be a default in respect of such debt securities if such payment is withheld or refused

            o in order to comply with any fiscal or other law or regulation or with the order of any court of competent jurisdiction, in each case applicable to such payment; or

            o in case of doubt as to the validity or applicability of any such law, regulation or order, in accordance with advice given as to such validity or applicability at any time during the said grace period of 14 days, 30 business days, 7 days or 7 business days, as the case may be, by independent legal advisers acceptable to the trustee;

provided, however, that the trustee may, by notice to us, require us to take such action (including but not limited to proceedings for a declaration by a court of competent jurisdiction) as the trustee may be advised in an opinion of counsel, upon which opinion the trustee may conclusively rely, is appropriate and reasonable in the circumstances to resolve such doubt, in which case, we shall forthwith take and expeditiously proceed with such action and shall be bound by any final resolution of the doubt resulting therefrom. If any such resolution determines that the relevant payment can be made without violating any applicable law, regulation or order then the preceeding sentence shall cease to have effect and the payment shall become due and payable on the expiration of the relevant grace period of 14 days, 30 business days, 7 days or 7 business days, as the case may be, after the trustee gives written notice to us informing us of such resolution.

         After the end of each fiscal year, we will furnish to the trustee a certificate of certain officers as to the absence of an event of default, or a default under the relevant indenture as the case may be, specifying any such default.

         No remedy against us other than as specifically provided by the relevant indenture shall be available to the trustee or the holders of debt securities or coupons whether for the recovery of amounts owing in respect of such debt securities or under the relevant indenture or in respect of any breach by us of any obligation, condition or provision under the relevant indenture or such debt securities or coupons or otherwise, and no holder of any debt security will have any right to institute any proceeding with respect to the relevant indenture, the debt securities or for any remedy thereunder, unless such holder shall have previously given to the trustee written notice of a continuing event of default or default and unless also the holders of not less than a majority in aggregate principal amount (or, in the case of an index-linked debt security, the face amount) of the outstanding debt securities of such series shall have made written request to the trustee to institute such proceedings as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount (or, in the case of an index-linked debt security, the face amount) of the outstanding debt securities of such series direction inconsistent with such request and the trustee shall have failed to institute such proceeding within 60 days.

         Subject to the provisions of the relevant indenture relating to the duties of the trustee, in case an event of default or default shall occur and be continuing with respect to the debt securities of a series, the trustee will be under no obligation to any of the holders of the debt securities of such series, including without limitation to take any of the actions referred to above, unless such holders shall have offered to the trustee indemnity satisfactory to the trustee. Subject to such provisions for the indemnification of the trustee, and subject to certain exceptions, the holders of a majority in aggregate principal amount (or, in the case of an index-linked debt security, the face amount) of the outstanding debt securities of a series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

         Each indenture provides that the trustee will, within 90 days after the occurrence of an event of default or default with respect to the debt securities of a series, give to the holders of the affected debt securities notice of such event of default or default, unless such event of default or default shall have been cured or waived, provided that, the trustee will be protected in withholding such notice if it reasonably determines that the withholding of such notice is in the interest of such holders.

         Notwithstanding anything to the contrary in this prospectus, nothing will impair the right of a holder (absent the consent of such holder) to institute suit for any payments due but unpaid with respect to its debt securities.

Consolidation, Merger and Sale of Assets

         We may, without the consent of the holders of any of the debt securities, consolidate or amalgamate with, or merge into, any corporation, or convey, sell, transfer or lease our properties and assets substantially as an entirety to any person, provided that :

            o any successor corporation expressly assumes our obligations under the debt securities and the relevant indenture and, if applicable, the provision for payment of additional amounts for withholding taxes are amended to include the jurisdiction of incorporation of the successor corporation;

            o immediately after giving effect to the transaction and treating any indebtedness that becomes our obligation, as a result of such transaction as having been incurred by us at the time of the transaction, no event of default or default, and no event that, after notice or lapse of time, or both, would become an event of default or a default, shall have occurred and be continuing; and

            o      certain other conditions are satisfied.

Assumption of Obligations

         With respect to a series of debt securities, a holding company of us or any of our subsidiary undertakings or such holding company may assume our obligations (or those of any corporation which shall have previously assumed our obligations); provided, that:

            o the successor entity expressly assumes such obligations by an amendment to the relevant indenture, in a form satisfactory to the trustee, and we shall, by an amendment to the relevant indenture, unconditionally guarantee all of such successor entity's obligations under the debt securities of such series and the relevant indenture, as so modified by such amendment (provided, however, that, for the purposes of our obligation to pay additional amounts as provided, and subject to the limitations as set forth, in the relevant indenture and as described under the section headed "--Additional Amounts" above, references to such successor entity's country of organisation will be added to the references to the United Kingdom);

            o the successor entity confirms in such amendment to the relevant indenture that the successor entity will pay to the holders such additional amounts as provided by, and subject to the limitations set forth in, the relevant indenture and as described under the section headed "--Additional Amounts" above (provided, however, that for these purposes such successor entity's country of organisation will be substituted for the references to the United Kingdom); and

            o immediately after giving effect to such assumption of obligations, no event of default or default and no event which, after notice or lapse of time or both, would become an event of default or default with respect to debt securities of such series shall have occurred and be continuing.

Upon any such assumption, the successor entity will succeed to, and be substituted for, and may exercise all of our rights and powers under the relevant indenture with respect to the debt securities of such series with the same effect as if the successor entity had been named under the relevant indenture.

Defeasance and Discharge

         If so specified in the applicable prospectus supplement with respect to debt securities of a series that are payable only in US dollars, we will be discharged from any and all obligations in respect of the debt securities of such series (with certain exceptions) if, at any time, inter alia, we shall have delivered to the trustee for cancellation all debt securities of such series theretofore authenticated, or all debt securities of such series not theretofore delivered to the trustee for cancellation have or will become due and payable in accordance with their terms within one year or are to be, or have been, called for redemption, exchange or conversion within one year under arrangements satisfactory to the trustee for the giving of notice of redemption and, in either case, we shall have irrevocably deposited with the trustee, in trust,

            o      cash in US dollars in an amount; or

            o US government obligations which through the payment of interest thereon and principal thereof will provide not later than the due date of any payment, cash in US dollars in an amount; or

            o      any combination of the foregoing,

sufficient to pay all the principal of (and premium, if any), and interest on, the debt securities of such series in accordance with the terms of the dated debt securities of such series and all other amounts payable by us under the relevant indenture. Any defeasance will be subject to the consent of the FSA if required.

         The indenture for the dated debt securities also provides that we need not comply with certain covenants ("covenant defeasance") of such indenture with respect to dated debt securities of a series if:

            o we irrevocably deposit, in trust with the trustee, (a) cash in US dollars in an amount, or (b) US government obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide cash in US dollars not later than the due date of any payment, in an amount, or (c) any combination of (a) and (b), sufficient in the opinion (with respect to (b) and (c)) of an internationally recognised firm of independent public accountants expressed in a written certification thereof delivered to the trustee to pay all the principal of (and premium, if any) and interest on, the dated debt securities of such series in accordance with the terms of such dated debt securities of such series;

            o no event of default or default or no event (including such deposit) which, after notice or lapse of time or both, would become an event of default or a default with respect to the dated debt securities of such series shall have occurred and be continuing on the date of such deposit;

            o we deliver to the trustee an officer's certificate stating that all conditions precedent relating to such covenant defeasance have been complied with; and

            o      certain other conditions are complied with.

Any covenant defeasance will be subject to the consent of the FSA if required.

Conversion

         Dated debt securities. The prospectus supplement relating to a particular series of debt securities may provide for the exchange or conversion of such dated debt securities.

         Undated debt securities. Except as otherwise specified in the prospectus supplement relating to a particular series of debt securities, we will have the option to convert, in whole but not in part, the undated debt securities of any series into preference shares on any payment date. The related prospectus supplement will describe the other terms and conditions of the conversion provisions.

Concerning the Trustee

         Except during the continuance of an event of default or a default, the trustee will only be liable for performing those duties specifically set forth in the relevant indenture. In the event that an event of default or default occurs (and is not cured or waived), the trustee will be required to exercise its power with the degree of care and skill of a prudent person in the conduct of such person's own affairs.

Governing Law

         Except as stated above, each indenture and the debt securities of each series will be governed by and construed in accordance with the laws of the State of New York. See "--Subordination".

Jurisdiction; Consent to Service

         We have consented to the jurisdiction of the courts of the State of New York and the US courts located in the City of New York with respect to any action that may be brought in connection with the indentures or the debt securities of any series and have appointed HSBC Bank USA as agent for service of process.


                                    TAXATION

         This section discusses the material US federal income tax and UK tax consequences of the ownership of the dollar preference shares, ADSs and debt securities. This discussion applies to you only if you qualify for benefits under the current income tax convention between the United States and the United Kingdom (the "Current Treaty") and are a resident of the United States for the purposes of the Current Treaty and are not resident or ordinarily resident in the United Kingdom for UK tax purposes at any material time (an "Eligible US Holder").

         This section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor. We have assumed that you are familiar with the tax rules applicable to investments in securities generally and with any special rules to which you may be subject. In particular, the discussion deals only with investors that will hold dollar preference shares, ADSs or debt securities as capital assets and does not address the tax treatment of investors that are subject to special rules, such as banks, insurance companies, dealers in securities or currencies, persons that control (directly or indirectly) 10 percent or more of our voting stock, persons that elect mark-to-market treatment, persons that hold dollar preference shares, ADSs or debt securities as a position in a straddle, conversion transaction, synthetic security, or other integrated financial transaction, and persons whose functional currency is not the US dollar.

         The discussion is based on laws, treaties, judicial decisions and regulatory interpretations in effect on the date hereof, all of which are subject to change. On 24 July 2001, representatives of the United Kingdom and the United States signed a new income tax convention (which has been amended by a Protocol signed on 19 July 2002) (the "New Treaty"). As of the date hereof, the New Treaty has not yet been ratified by the United States Senate or the government of the United Kingdom, and there can be no assurance that it will enter into force. Thus, the New Treaty does not currently have the force and effect of law. The tax consequences to you of holding dollar preference shares, ADSs or debt securities discussed below may change as a result of the New Treaty entering into force, such changes will include your entitlement to claim a special foreign tax credit in respect of dividends which is available under the terms of the Current Treaty, but which will not be available under the New Treaty except for a limited period of time during which you may elect to apply the entirety of the Current Treaty in preference to the New Treaty. You should consult your own tax advisors as to the tax consequences of the New Treaty entering into force.

         You generally will be entitled to benefits under the Current Treaty if you are:

            o the beneficial owner of the dollar preference shares, ADSs or debt securities and of any dividends or interest that you receive;

            o an individual resident of the United States, a US corporation, or a US partnership, estate, or trust (but only to the extent the income of the partnership, estate, or trust is subject to US taxation in the hands of a US resident person); and

            o not also a resident of the United Kingdom for UK tax purposes.

         If you hold dollar preference shares, ADSs or debt securities in connection with the conduct of business or the performance of personal services in the United Kingdom, then you will not be entitled to benefits under the Current Treaty. Special rules, including a limitation of benefits provision, apply in limited circumstances to dollar preference shares, ADSs or debt securities owned by an investment or holding company. This section does not discuss the treatment of holders described in the preceding two sentences.

         This prospectus indicates that we may issue: undated debt securities; instruments which provide for payments at other than a fixed rate (including payments determined by reference to an index or formula); instruments which allow for the cancellation or suspension of their payment obligations at our option or under certain defined circumstances; instruments which provide for payments in a currency other than the currency in which such instruments are denominated; debt securities that are issued at a discount; debt securities that are redeemable prior to maturity; preference shares that are redeemable after a certain period; and instruments that are convertible into shares or securities. This section does not consider the tax consequences associated with an instrument that has any, or any combination of, these features and, accordingly, the general tax consequences described below may not be applicable to persons who hold an instrument that has any one or any combination of these features. Accordingly, the following discussion should be used for general information purposes only. You should consult your own tax advisor as to the tax consequences of holding any instrument issued under this prospectus. To the extent there is any inconsistency in the discussion of tax consequences to holders between this prospectus and the applicable prospectus supplement, holders should not rely on the tax consequences described in this prospectus.

         The statements regarding US and UK tax laws set forth below are based on the laws in force on the date of this prospectus, which are subject to change. You should consult your own adviser as to the tax consequences of the purchase, ownership and disposition of dollar preference shares, ADSs or debt securities in light of your particular circumstances, including the effect of any state, local or other national laws.

         For purposes of the Current Treaty and the US Internal Revenue Code of 1986, as amended (the "Code"), beneficial owners of ADSs will be treated as owners of the underlying shares. Deposits and withdrawals of shares in exchange for ADSs will not result in the realisation of gain or loss for US federal income tax purposes.

Taxation of Dollar Preference Shares, ADSs and Undated Debt Securities

Taxation of Dividends on Dollar Preference Shares and ADSs. If we pay dividends, you must include those dividends in your income when you receive them. The dividends will be treated as foreign source income. If you receive dividend payments denominated in pound sterling, you should determine the amount of your dividend income by converting pounds sterling into US dollars at the exchange rate in effect on the date of your (or the depositary's, in the case of ADSs) receipt of the dividend.

         The UK tax system provides a tax credit to UK resident individuals receiving dividends from UK companies. The Current Treaty contains provisions that are designed to extend similar benefits to US investors, and the Internal Revenue Service has introduced procedures for claiming these benefits, which are described below.

         In order to claim tax credit benefits under the Current Treaty, you must file an election on IRS Form 8833 to include in your income, as an additional dividend, an amount equal to the tax credit that is available to UK resident investors (currently one-ninth of the amount of the dividend that you receive in cash).

         If you make this election, you will be treated for US tax purposes as if a UK tax equal to the amount of the credit had been withheld from the dividend. You will not be entitled to receive an additional cash payment from us or from the UK Inland Revenue. For example, if we pay you a dividend of 90, you may elect to include 100 in your income. If you make this election, you will be treated as having income of 100 that is subject to a UK withholding tax of 10. Subject to generally applicable limitations, this tax may be claimed as a credit against your US tax liability. Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities or in respect of arrangements in which your expected economic profit is insubstantial.

         If the New Treaty enters into force, you will no longer be entitled to the benefits discussed above and will therefore not be able to claim a foreign tax credit in respect of any dividends that we pay. For this purpose, the New Treaty will generally be effective for amounts credited on or after the first day of the second month next following the date on which instruments of ratification are exchanged by the United Kingdom and United States governments, except that you may continue to receive the special foreign tax credit benefits described above for a 12 month period from such date if you elect to apply the Current Treaty in its entirety for such period.

Taxation of Interest on Undated Debt Securities. For US federal income tax purposes, the securities will be treated as equity of the issuer, and payments of interest on the securities will be treated as dividends. In accordance with their treatment as dividends for US federal income tax purposes, payments of interest on the securities generally will be includible in your income on the date of receipt without regard to your method of tax accounting. You should determine the amount of your income by converting into US dollars at the exchange rate in effect on the date you receive any interest payment not denominated in US Dollars.

Capital Gains. You will not ordinarily be liable for UK taxation on any capital gain realised on the disposal (including redemption) of a dollar preference share or ADS unless you carry on a trade, profession or vocation in the United Kingdom through a branch or agency and such dollar preference share or ADS is or has been used, or acquired, for the purposes of such trade, profession or vocation, or such branch or agency.

         Upon the sale or exchange of a dollar preference share, ADS or undated debt security, if you are an Eligible US Holder you will recognise capital gain or loss for US federal income tax purposes in an amount equal to the difference between the amount realised and your tax basis in the dollar preference shares or ADS. If you acquired a dollar preference share, ADS or undated debt security as part of a unit comprising more than one dollar preference share, ADS or undated debt security your tax basis will generally equal the relevant fair market value of such dollar preference share, ADS or undated debt security at the time you acquired the unit. Such gain or loss generally will be long-term capital gain or loss if you have held the dollar preference shares, ADSs or undated debt securities for more than one year at the time of deposition. The net amount of long-term capital gain realised by an individual holder generally is subject to taxation at a maximum rate of 20 percent. A holder's ability to offset capital losses against ordinary income is limited.

         Our redemption of a dollar preference share will constitute a taxable transaction on which an Eligible US Holder generally will recognise capital gain or loss for US federal income tax purposes (assuming that such holder does not own, and is not deemed to own, any other equity interest in us). The amount of the gain or loss will be equal to the difference between (i) the total redemption price (including amounts deemed to be received in respect of the associated UK tax credit but excluding any amounts treated as dividends for US federal income tax purposes) and (ii) the tax basis of the dollar preference share or ADS redeemed. Eligible US Holders are advised to consult their own tax advisers as to the US federal income tax consequences of a redemption of dollar preference shares.

UK Stamp Taxes. In practice, no UK stamp duty should be payable on the transfer of an ADS or beneficial ownership of an ADS, provided that the ADS and any separate instrument of transfer or written agreement to transfer is executed and remains at all times outside the United Kingdom. No UK stamp duty reserve tax will be payable in respect of an agreement to transfer ADSs or beneficial ownership of ADSs.

         UK stamp duty or stamp duty reserve tax will normally be payable on or in respect of respectively transfers of or agreements to transfer the dollar preference shares (not being ADSs), and accordingly if you acquire or intend to acquire dollar preference shares you are advised to consult your own professional advisers in relation to UK stamp duty and stamp duty reserve tax.

         Whether any UK stamp duty or stamp duty reserve tax will be payable on the issue of dollar preference shares to the custodian or depositary will depend upon the terms relating to the particular series of shares; the prospectus supplement relating to any particular series of shares will summarise the applicable UK stamp duty and stamp duty reserve tax treatment of such an issue.

Taxation of the Debt Securities

UK Taxation of Payments of Interest. Payments of interest on a debt security should be exempt from withholding or deduction for or on account of UK tax under the provisions of UK tax law relating to "quoted Eurobonds" provided that the debt securities are listed on a "recognised stock exchange" within the meaning of section 841 of the Income and Corporation Taxes Act 1988. The New York Stock Exchange and the London Stock Exchange are currently recognised for these purposes. Accordingly, interest payments made on the debt securities, whether in global or definitive form, will be payable without withholding or deduction for or on account of UK income tax provided the debt securities are listed on a "recognised stock exchange".

         In other cases, and in particular if the debt security is not listed on a "recognised stock exchange", interest would be paid after deduction of UK income tax at the rate of 20 per cent, although if you are an Eligible US Holder you should normally be eligible to recover in full any UK tax withheld from payments of interest to which you are beneficially entitled by making a claim under the Treaty. Alternatively, you may make such a claim in advance of a payment of interest whereupon the Inland Revenue may, if it accepts the claim, authorise subsequent payments to be made to you without withholding of UK income tax. Claims for repayment must be made within six years of the end of the UK year of assessment (generally April 5 in each year) to which the income relates and must be accompanied by the original statement showing the amount of income tax deducted that was provided by us (or any nominee holding the debt security your behalf) when the interest payment was made.

         Payments of interest on a debt security will constitute UK source income for UK tax purposes and, as such, remain subject to UK income tax by direct assessment even though paid without deduction of any UK withholding tax. However, an Eligible US Holder should not be subject to such income tax. Moreover, interest with a UK source which is received without deduction or withholding on account of UK tax will not be chargeable to UK tax in the hands of a holder of a debt security (other than certain trustees) who is not UK resident for tax purposes unless that holder carries on a trade, profession or vocation in the UK through a UK branch or agency in connection with which the interest is received or to which the debt security is attributable. Furthermore, there are exemption for interest received through certain categories of UK agent (such as some brokers and investment managers).

         As indicated under "Description of Subordinated Debt Securities--Redemption", we will be entitled to redeem debt securities in certain circumstances in the event the payment of interest on such debt securities would be treated as a distribution for UK tax purposes. Payments of interest on a debt security will not normally be treated as distributions for UK tax purposes, provided that (i) the debt security is not at the time of payment held by a company which is not resident in the United Kingdom for UK tax purposes and which is either a subsidiary undertaking of ours or is put in funds (directly or indirectly) by us or such a subsidiary undertaking, (ii) the interest or other consideration given by us for the use of the principal secured by the debt security does not represent more than a reasonable commercial return for the use of that principal, (iii) any interest or other payment in respect of the debt security is not to any extent dependent on the results of our business or any part of it, or (iv) in the case of a debt security which carries the right to convert directly or indirectly into our shares or securities, such debt security is either quoted on a recognised stock exchange or is issued on terms reasonably comparable with the terms of issue of securities so quoted.

US Taxation of Payments of Interest (Excluding Interest on Undated Debt Securities). If you are an Eligible US Holder you will be required to include payments of interest on a debt security as ordinary interest income at the time that such payments accrue or are received (in accordance with your method of tax accounting). In the case of debt securities denominated in a currency other than US dollars, the amount of interest income you will be required to realise if you use the cash method of accounting for tax purposes will be the US dollar value of the foreign currency payment based on the exchange rate in effect on the date of receipt, regardless of whether you convert the payment into US dollars.

         If you use the accrual method of accounting, you generally must translate interest income at the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, you may elect to translate all interest income on foreign currency-denominated debt obligations at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that includes more than one taxable year) or on the date the interest payment is received if such date is within five days of the end of the accrual period. If you make such an election you must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting you will recognise foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Any such foreign currency gain or loss will be treated as ordinary income or loss and generally will not be treated as an adjustment to interest income received on the debt securities.

UK Taxation of Purchase, Sale and Retirement of Debt Securities. You will not be liable for UK taxation on capital gains realised on the sale or other disposal or redemption or conversion of such a debt security unless you carry on a trade, profession or vocation in the United Kingdom through a branch or agency and such debt security is or has been used or acquired for the purpose of such trade, profession or vocation, or such branch or agency.

         Under the UK loan relationships legislation, certain corporate investors holding bonds (such as debt securities) will be charged to tax, as income, depending on their "authorised" accounting method, on any accruing premium, discount or gain as well as accruing interest during the period of ownership. If you are an individual you will not be taxed under these provisions and if you are not a corporation which is a UK resident for tax purposes you will not be subject to this legislation unless you are carrying on a trade or business through a branch or agency in the UK and you hold the bonds in connection with such trade or business. This legislation should, therefore, not apply to you if you are an Eligible US Holder.

US Taxation of Purchase, Sale and Retirement of Debt Securities (Excluding Undated Debt Securities). Your basis in a debt security for US federal income tax purposes generally will equal the cost of such debt security to you, increased by any amounts includible in income by you as original issue discount and reduced by any amortised premium and any payments other than qualified stated interest (as described below). In the case of a debt security denominated in a foreign currency, the cost of such debt security will be the US dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on the date of purchase. In the case of a debt security that is denominated in a foreign currency and traded on an established securities market, a cash basis taxpayer (or an accrual basis taxpayer that makes a special election) will determine the US dollar value of the cost of such debt security by translating the amount paid at the exchange rate on the settlement date of the purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of foreign currency-denominated original issue discount and premium will be determined in the manner described below for such adjustments. The conversion of US dollars to a foreign currency and the immediate use of that currency to purchase a debt security generally will not result in taxable gain or loss for an Eligible US Holder.

         Upon the sale, exchange or retirement of a debt security, you generally will recognise gain or loss equal to the difference between the amount realised on the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and your tax basis in the debt security. If you receive foreign currency in respect of the sale, exchange or retirement of a debt security, the amount realised generally will be the US dollar value of the foreign currency received, calculated at the exchange rate in effect at the time of the sale, exchange or retirement. In the case of a debt security that is denominated in a foreign currency and is traded on an established securities market, if you are a cash basis taxpayer (or an accrual basis taxpayer that makes a special election) you will determine the US dollar value of the amount realised by translating such amount at the exchange rate on the settlement date of the sale, exchange or retirement.

         If you are an accrual basis taxpayer the special election in respect of the purchase and sale of debt securities traded on an established securities market discussed in the two preceding paragraphs must be applied consistently to all debt instruments that you own from year to year and cannot be changed without the consent of the Internal Revenue Service.

         Except as discussed below with respect to foreign currency gain or loss (and, in the case of secondary market purchasers, with respect to market discount), any gain or loss that you recognise on the sale, exchange or retirement of a debt security generally will be long-term capital gain or loss if you have held the debt security for more than one year at the time of disposition. If you are an individual holder, the net amount of long-term capital gain generally will be subject to taxation at a maximum rate of 20 percent. Your ability to offset capital losses against ordinary income is limited.

         Notwithstanding the foregoing, any gain or loss that you recognise on the sale, exchange or retirement of a debt security denominated in a foreign currency generally will be treated as ordinary income or loss to the extent that such gain or loss ("exchange gain or loss") is attributable to changes in exchange rates during the period in which you held the debt security. Such gain or loss generally will not be treated as an adjustment to interest income on the debt security.

US Taxation of Original Issue Discount. If you own debt securities issued with original issue discount you generally will be subject to the special tax accounting rules provided for such obligations by the Code. Eligible US Holders of such debt securities should be aware that, as described in greater detail below, they generally must include original issue discount in ordinary gross income for United States federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

         If we issue debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of full years to their maturity, the debt securities will have "original issue discount" equal to the difference between the issue price and their stated redemption price at maturity. Throughout the remainder of this discussion, we will refer to debt securities bearing original issue discount as "discount securities." The "issue price" of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to underwriters, placement agents, wholesalers or similar persons). The stated redemption price at maturity of a discount security is the total of all payments to be made under the discount security other than "qualified stated interest". The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of a discount security at a single fixed rate of interest or based on certain indices.

         In general, if you are the beneficial owner of a discount security having a maturity in excess of one year, whether you use the cash or the accrual method of tax accounting, you will be required to include in ordinary gross income the sum of the "daily portions" of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on a discount security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of a discount security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the final day or on the first day of an accrual period. If you are an initial holder, the amount of original issue discount on a discount security allocable to each accrual period is determined by:

            (i) multiplying the "adjusted issue price" (as defined below) of the debt security by a fraction, the numerator of which is the annual yield to maturity of the debt security and the denominator of which is the number of accrual periods in a year; and

            (ii) subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.

         In the case of a discount security that is a floating rate debt security, both the "annual yield to maturity" and the "qualified stated interest" will be determined for these purposes as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. (Additional rules may apply if interest on a floating rate debt security is based on more than one interest index.) The "adjusted issue price" of a discount security at the beginning of any accrual period generally will be the sum of its issue price (including accrued interest, if any) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than qualified stated interest payments (if any) made with respect to such discount security in all prior accrual periods. For this purpose, all payments on a discount security (other than qualified stated interest) generally will be viewed first as payments of previously accrued original issue discount (to the extent thereof), with payments considered made for the earliest accrual periods first, and then as payments of principal. The "annual yield to maturity" of a debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this "constant yield" method of including original issue discount income, the amounts you will be required to include in income in respect of a discount security denominated in US dollars will be lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

         You may make an irrevocable election to apply the constant yield method described above to determine the timing of inclusion in income of your entire return on a discount security (i.e., the excess of all remaining payments to be received on the discount security, including payments of qualified stated interest, over the amount you paid for such discount security).

         In the case of a discount security denominated in a foreign currency, you should determine the US dollar amount includible in income as original issue discount for each accrual period by:

            (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method described above; and

            (ii) translating the foreign currency amount so derived at the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year).

         Alternatively, you may translate the foreign currency amount so derived at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that includes more than one taxable year) provided that you have made the election described under "Payments of Interest" above. Because exchange rates may fluctuate, if you are the holder of a discount security denominated in a foreign currency you may recognise a different amount of original issue discount income in each accrual period than you would be required to recognise if you were the holder of a similar discount security denominated in US dollars. Also, as described above, exchange gain or loss will be recognised when the original issue discount is paid or when you dispose of the discount security.

         If you purchase a discount security from a previous holder at a cost less than the remaining redemption amount (as defined below) of the debt security, you also generally will be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire the discount security at a price greater than its adjusted issue price, you may reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price. The "remaining redemption amount" for a discount security is the total of all future payments to be made on the debt security other than payments of qualified stated interest.

         Certain of the discount securities may provide for redemption prior to their maturity date, either at our option or at the option of the holder. Discount securities containing such features may be subject to rules that differ from the general rules discussed above. Purchasers of discount securities with such features should carefully review the applicable prospectus supplement and should consult their own tax advisors with respect to such features since the tax treatment of such discount securities will depend on their particular terms.

UK Stamp Taxes in Relation to Debt Securities. The UK stamp duty and stamp duty reserve tax treatment of debt securities will depend upon their terms and conditions and upon the circumstances pertaining to their issue; the prospectus supplement relating to any particular series of debt securities will summarise the applicable UK stamp duty and stamp duty reserve tax treatment.

Proposed EU Withholding Tax Directive. The European Union is currently considering proposals for a new directive regarding the taxation of savings income. According to the most recently available information, it is proposed that, subject to a number of important conditions being met, member states will be required to provide to the tax authorities of other member states details of payments of interest or other similar income paid by a paying agent within its jurisdiction to an individual resident in that other member state, subject to the right of certain member states, namely Luxembourg, Belgium and Austria, to opt instead for a withholding tax for a transitional period in relation to such payments. The transitional period will be for 7 years, and the withholding tax will be 15% for the first three years and 20% for the remaining time. The withholding tax paid by the recipient of the savings income will be credited by the member state of residence of the individual against its tax liability in that state, and any tax in excess of that liability will be repaid to the individual. The proposals are not yet final, and they may be subject to further amendment and/or clarification.

UK Inheritance Tax in Relation to Dollar Preference Shares, ADSs and Debt Securities

         A dollar preference share, ADS or debt security held by an individual whose domicile is determined to be the United States for purposes of the United States-United Kingdom Double Taxation Convention relating to estate and gift taxes (the "Estate Tax Treaty") and who is not for such purposes a national of the United Kingdom will not, provided any US federal estate or gift tax chargeable has been paid, be subject to UK inheritance tax on the individual's death or on a lifetime transfer of the dollar preference share, ADS or debt security except in certain cases where the dollar preference share, ADS or debt security (i) is comprised in a settlement (unless, at the time of the settlement, the settlor was domiciled in the United States and was not a national of the United Kingdom), (ii) is part of the business property of a UK permanent establishment of an enterprise, or (iii) pertains to a UK fixed base of an individual used for the performance of independent personal services. In such cases, the Estate Tax Treaty generally provides a credit against US federal tax liability for the amount of any tax paid in the United Kingdom in a case where the dollar preference share, ADS or debt security is subject both to UK inheritance tax and to US federal estate or gift tax.

US Information Reporting and Backup Withholding

         The paying agent will be required to file information returns with the IRS with respect to payments made to certain Eligible US Holders. In addition, dividends, interest and proceeds from the sale or other disposition of dollar preferred shares, ADSs or debt securities that are paid in the United States or through a US-related financial intermediary may be subject to information reporting and backup withholding unless the recipient is a corporation, other exempt recipient or a taxpayer that provides an identification number and certifies that no loss of exemption from backup withholding has occurred.